Exhibit 10.3

ENUMERAL BIOMEDICAL HOLDINGS, INC.

AMENDMENT NO. 1 TO

2014 EQUITY INCENTIVE PLAN

            Pursuant to Article XV of the 2014 Equity Incentive Plan (the “Plan”) of Enumeral Biomedical Holdings, Inc., a Delaware corporation (the “Company”), the Plan be, and hereby is, amended as set forth below.  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Plan.

                1.         Article IV, Section A of the Plan is hereby deleted in its entirety and the following is substituted in its place:

“A. NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to Sections IV.B and IV.C herein, the maximum number of Shares with respect to which Awards may be granted to Participants under the Plan shall be Eight Million One-Hundred Thousand (8,100,000). Shares issued under the Plan may be either authorized but unissued Shares, treasury Shares or any combination thereof.

Unless and until the Committee determines that an Award to a Covered Employee is not designed to comply with the Performance-Based Exception, the following rules shall apply to grants of Awards to Covered Employees under the Plan, subject to Sections IV.B and IV.C.

1.	STOCK OPTIONS: The maximum aggregate number of Shares that may be subject to Stock Options granted in any one fiscal year to any one Participant shall be four hundred thousand (400,000).

2.	SARs: The maximum aggregate number of Shares that may be granted in the form of SARs granted in any one fiscal year to any one Participant shall be four hundred thousand (400,000).

3.	RESTRICTED STOCK: The maximum aggregate grant with respect to Awards of Restricted Stock which are granted in any one fiscal year to any one Participant shall be four hundred thousand (400,000) Shares.

4.	RESTRICTED STOCK UNITS: The maximum aggregate payment (determined as of the date of grant) with respect to Awards of RSUs granted in any one fiscal year to any one Participant shall be equal to the Fair Market Value of four hundred thousand (400,000) Shares; provided, however, that the maximum aggregate grant of Restricted Stock and RSUs for any one fiscal year shall be coordinated so that in no event shall any one Participant be awarded more than the Fair Market Value of four hundred thousand (400,000) Shares taking into account all such grants.

5.	PERFORMANCE SHARES: The maximum aggregate payout (determined as of the event of the applicable performance period) with respect to Awards of Performance Shares which are granted in any one fiscal year to any one Participant shall be equal to the Fair Market Value of one hundred fifty thousand (150,000) Shares.

6.	PERFORMANCE UNITS: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Units which are granted in any one fiscal year to any one Participant shall be equal to one million five hundred thousand dollars ($1,500,000).”

                2.         This amendment shall be effective as of the date approved by the Board of Directors of the Company.

Adopted by the Board of Directors on December 1, 2014